Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Leanne Agurkis
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	386-738-1912
coccoluto@omtool.com	lagurkis@blancandotus.com

OMTOOL REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2007

Company continues to show results consistent with forecasts to be cash flow break even fourth quarter of 2007

Andover, Mass., November 1, 2007 — Omtool, Ltd. (OTCBB:OMTL), a leading provider of document capture and handling solutions, today reported results of operations for the third quarter of fiscal year 2007.  Total revenue for the quarter ended September 30, 2007, was approximately $4.1 million compared with revenue of approximately $3.6 million for the third quarter of 2006, representing a 13% increase.  The increase in overall revenue is attributed to 78% growth in AccuRoute® revenue over the same time period in the prior fiscal year.  Overall software license revenue increased by approximately $180,000, or 17%, during the three months ended September 30, 2007, as compared to the same period in 2006, led by a 65% increase in AccuRoute software license revenue.  The company’s net loss for the quarter ended September 30, 2007, was approximately $83,000, as compared to a net loss of approximately $1.1 million for the same reporting period of 2006.

“For the first time this year, we were EBITDA positive, which is consistent with the goals we previously outlined to focus on AccuRoute and our strategic partners, and return to profitability.  As a result of the corporate realignment during the first half of the year which was designed to better position us for growth and profitability, we were able to reduce our quarterly losses from almost $2 million in the first quarter of the year to less than $100,000 for the third quarter of this year.  In addition, I am extremely pleased to see the continued revenue growth in AccuRoute, driven by continued success in the legal vertical market and growing momentum with our strategic partners.  I expect total AccuRoute revenue, which surpassed the total revenue from our legacy product lines earlier this year, to continue to drive our results going forward.” said Robert L. Voelk, Omtool’s chairman, president, and chief executive officer.

For the nine-month periods ended September 30, 2007 and September 30, 2006, total revenue was $12.2 million and $10.0 million, respectively, representing a 22% increase over the prior period.  This increase was led by an increase in total AccuRoute revenue of 91% for the nine months ended September 30, 2007, as compared to the same period in 2006.  Total software license revenue increased by 18%, or $551,000, during the first nine months of 2007 as compared to the same period in 2006. AccuRoute software license revenue grew 66% in the first nine months of 2007 compared to that same period in 2006, and was the primary driver for total software license revenue growth for the nine months ended September 30, 2007.  Service and other revenue increased by 29%, or approximately $1.6 million in the first nine months of 2007 as compared to that same period in 2006, led by an increase of approximately $1.9 million, or 117%, in AccuRoute service and other revenue for that same time period.

Operating expenses for the quarter ended September 30, 2007 were approximately $2.9 million, a decrease of $599,000, or 17%, from the approximately $3.5 million of operating expenses for the quarter ended September 30, 2006.  Net loss for the quarter ended September 30, 2007, was approximately $83,000, or $0.02 per basic and diluted share, as compared to a net loss of approximately $1.1 million, or $0.27 per basic and diluted share, for the same quarter of 2006.  For the nine months ended September 30, 2007, operating expenses were approximately $10.4 million, excluding $343,000 of restructuring charges, as compared to approximately $10.8 million in the first nine months of 2006.  Net loss for the nine months ended September 30, 2007, was approximately $2.8 million, or $0.62 per basic and diluted share, as compared to a net loss of approximately $4.2 million, or $1.06 per basic and diluted share, for the nine months ended September 30, 2006.

Support revenue increased by 25% during the third quarter of 2007 as compared to the same quarter of last year.  This growth was also led by AccuRoute as the service and other revenue associated with that product increased by 89% over the same period in the prior fiscal year.

Voelk concluded, “The resources we have dedicated to our AccuRoute product line and our associated strategic partnerships are bearing fruit and offering significant contribution to our top-line business.  I am optimistic about our ability to execute the strategic plan we have set out to achieve while we continue to evaluate the strategic and operational options available to us.”

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document capture and handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Its flagship product family, AccuRoute®, streamlines the capture, conversion, communication and archive of paper and electronic documents, enabling fast, secure, simultaneous distribution to multiple destinations in multiple formats.  Available at any network-enabled scan device or from a user’s desktop computer, AccuRoute provides faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Mass., with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations for future financial and operating performance; strategic and financial alternatives; customer interest in Omtool’s Genifax™ and AccuRoute® products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic and financial alternatives; the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services, and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; Omtool’s continued compliance with the requirements of the OTC Bulletin Board and the Pink Sheets; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on March 26, 2007, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 14, 2007 and August 2, 2007, respectively.

Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
Revenue:
Software license	$1,212	$1,032	$3,541	$2,990
Hardware	391	605	1,133	1,569
Media	124	—	437	—
Service and other	2,382	2,004	7,105	5,487
Total revenue	4,109	3,641	12,216	10,046
Cost of revenue:
Software license	104	60	312	143
Hardware	237	373	741	987
Media	77	—	267	—
Service and other	888	856	2,900	2,451
Total cost of revenue	1,306	1,289	4,220	3,581
Gross profit	2,803	2,352	7,996	6,465
Operating expenses:
Sales and marketing	1,556	1,992	5,623	6,203
Research and development	624	664	2,234	2,096
General and administrative	687	810	2,539	2,528
Restructuring	—	—	343	—
Total operating expenses	2,867	3,466	10,739	10,827
Loss from operations	(64)	(1,114)	(2,743)	(4,362)
Interest and other income (expense), net	(19)	31	(66)	114
Net loss	$(83)	$(1,083)	$(2,809)	$(4,248)

Net loss per share
Basic and diluted	$(0.02)	$(0.27)	$(0.62)	$(1.06)

Weighted average number of common shares outstanding
Basic and diluted	4,557	4,014	4,527	4,021

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2007	December 31, 2006
	(Unaudited)

Assets:
Cash and cash equivalents	$2,107	$5,470
Unbilled accounts receivable	460	678
Accounts receivable, net	2,175	2,100
Inventory	50	111
Prepaids and other	454	491
	5,246	8,850
Property and equipment, net	1,349	1,525
Goodwill and intangibles, net	3,286	3,561
Unbilled accounts receivable, long-term	279	424
Other assets	296	67
	$10,456	$14,427
Liabilities and stockholders’ equity:
Accounts payable	$1,084	$2,070
Accrued liabilities	1,720	1,521
Deferred revenue, current	4,102	4,027
Note payable, current	561	1,030
Capital lease obligations, current	93	442
	7,560	9,090
Deferred revenue, long-term	668	436
Deferred rent	467	498
Note payable, long-term	842	1,216
Capital lease obligations, long-term	284	—
Stockholders’ equity	635	3,187
	$10,456	$14,427